UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2012

CTI INDUSTRIES CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	0-23115	36-2848943
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22160 North Pepper Road, Lake Barrington, IL	60010
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code            (847) 382-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 24, 2012 by action of Registrant’s Board of Directors, the following changes were made with respect to the executive officers of Registrant:

1.          John H. Schwan, age 69, was appointed to the office of Chief Executive Officer and Chairman of the Board. Mr. Schwan previously held the positions of Chairman of the Board and Executive Vice President. Mr. Schwan has been an officer and director of Registrant since 1966. From January 1990 to March 2006, Mr. Schwan was principal owner and President of Rapak, L.L.C. and affiliated companies. From 1980 to 1990, Mr. Schwan was an owner and President of Packaging Systems, Inc. Mr. Schwan has a BA Degree from North Park University, Chicago, Illinois.

Mr. Schwan does not have an employment agreement with Registrant. He receives base compensation at the annual rate of $215,000 and also participates in Registrants Incentive Compensation Plan. Related party transactions among Mr. Schwan and Registrant are set forth in the Proxy Statement of Registrant dated April 30, 2012.

2.          Stephen M. Merrick, age 70, was appointed to the office of President and Chief Financial Officer. Mr. Merrick previously held the positions of Executive Vice President and Chief Financial Officer. Mr. Merrick has been an officer of Registrant since 1966 and a director of Registrant from more than 25 years. Mr. Merrick is Of Counsel to the law firm of Vanasco, Genelly & Miller, Chicago, Illinois and has been engaged in the practice of law for more than 40 years. He is also an officer and director of Reliv International, Inc. (NASDAQ-RELV), a manufacturer and direct marketer of nutritional supplements and food products. Mr. Merrick received a BS Degree from Northwestern University in 1963 and a Juris Doctor Degree from Northwestern University School of Law in 1966.

Mr. Merrick does not have an employment agreement with Registrant. He receives base compensation at the annual rate of $215,000 and also participates in Registrant’s Incentive Compensation Plan. Related party transactions among Mr. Merrick and Registrant are set forth in the Proxy Statement of Registrant dated April 30, 2012.

3.          Howard W. Schwan, age 58, was appointed to the office of Executive Vice President. Mr. Schwan previously held the position of President. Mr. Schwan has been employed with Registrant for more than 30 years in general management, production management and engineering operations and has been a director of Registrant since January 1996.

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In June 1997, Mr. Schwan entered into an Employment Agreement with Registrant for a term expiring on June 30, 2002. The agreement has been renewed on an annual basis each year on June 30. On September 24, 2012, Mr. Schwan entered into a new Employment Agreement with Registrant, superseding the prior employment agreement, for a term commencing on September 24, 2012 and expiring on December 31, 2012. Pursuant to the new Employment Agreement, Mr. Schwan is employed as Executive Vice President having the principal duties of maintaining the business relationship of Registrant with two principal customers. Mr. Schwan is to devote approximately 40 hours per month to the performance of his duties under the Employment Agreement and will be entitled to perform services for other entities subject to restrictions provided in the agreement. Mr. Schwan is entitled to receive a base salary of $16,125 per month during the term of the agreement, to participate in Registrant’s health, life insurance and retirement plans. Mr. Schwan will be obligated to maintain the confidentiality of confidential information of Registrant and to assign to Registrant inventions he may develop on certain of Registrant’s products. Further Mr. Schwan will be restricted from providing services in connection with certain competitive products.

In addition, Mr. Schwan and Registrant have entered into a Consulting Agreement effective on January 1, 2013 pursuant to which Mr. Schwan’s personal company will be engaged as a consultant to Registrant for a term expiring on December 31, 2014 and Mr. Schwan will undertake certain obligations under the agreement. The services to be performed will consist principally of representation of Registrant with two of Registrant’s principal customers. Under the agreement, the consultant will receive compensation at the rate of $10,000 per month plus a percentage of sales of Registrant to such principal customers or to other customers obtained by the consultant. Under the agreement, the consultant and Mr. Schwan will be obligated to maintain confidentiality of confidential information, assign to Registrant inventions on product development projects in which consultant and Schwan may be engaged on behalf of Registrant. Further, the consultant and Schwan agree (i) not to provide services to other companies with respect to specific competitive products, (ii) not to solicit any current customer of Registrant with respect to competitive or related products and (iii) to first offer to Registrant for any customer the opportunity to provide any related film product.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI Industries Corporation.
(Registrant)

Date: September 25, 2012	By:	/s/ Stephen M. Merrick
Stephen M. Merrick President

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